Exhibit 99.1

Alexion Appoints Andreas Rummelt to its Board of Directors

Cheshire, CT, February 24, 2010 – Alexion Pharmaceuticals, Inc. (Nasdaq: ALXN) today announced that Andreas Rummelt, Ph.D., has been appointed a Director of Alexion, effective immediately.

About Andreas Rummelt

Dr. Rummelt has more than 25 years of experience in the pharmaceutical industry, primarily focusing on drug development, technical operations, quality assurance and global manufacturing strategy. Most recently, he served as a member of the Executive Committee of Novartis from 2006 to 2010, where he was also Group Head of Quality Assurance and Technical Operations from 2008 to 2010.

Dr. Rummelt joined Sandoz Pharma Ltd. in Switzerland in 1985 and held various positions of increasing responsibility in drug development. In 1994, he was appointed Head of Worldwide Technical Research and Development, a position he retained following the merger that created Novartis in 1996. From 1999 to 2004, Dr. Rummelt served as Global Head of Technical Operations of the Novartis Pharmaceuticals Division. From 2004 to 2008, he was CEO of Sandoz, the generics division of Novartis, headquartered in Vienna (Austria) and following the acquisition of Hexal and Eon Labs in 2005 in Holzkirchen (Germany) where he drove the integration and growth of the businesses.

Dr. Rummelt earned his Ph.D. in Pharmaceutical Sciences from the University of Erlangen-Nuremberg, Germany.

“We are excited to welcome Dr. Rummelt as a Director,” said Max Link, Ph.D., Chairman of the Board of Directors of Alexion. “His executive experience and extensive expertise in quality, manufacturing and technical operations will be of significant value to the company as Alexion continues its global expansion.”

“Andreas’ international track record in pharmaceutical production and supply will be a great asset for Alexion as we accelerate our strategies for providing Soliris to more patients in more countries around the world,” said Leonard Bell, M.D., Chief Executive Officer of Alexion.

“I am pleased to be joining Alexion’s Board at this important moment when the company has growing resources and a clear vision for meeting the needs of previously under-served patients worldwide,” said Dr. Rummelt.

About Alexion

Alexion Pharmaceuticals, Inc. is a biopharmaceutical company working to develop and deliver life-changing drug therapies for patients with serious and life-threatening medical conditions. Alexion is engaged in the discovery, development and commercialization of therapeutic products aimed at treating patients with a wide array of severe disease states, including hematologic and kidney diseases, transplant, cancer, and autoimmune disorders. Soliris(R) (eculizumab), Alexion’s first marketed product, is approved in the U.S., European Union, Australia and Canada as a treatment for patients with paroxysmal nocturnal hemoglobinuria (PNH), a rare, debilitating and life-threatening blood disorder. Alexion is evaluating other potential indications for Soliris as well as other formulations of eculizumab for additional clinical indications, and is pursuing development of other antibody product candidates in early stages of development. This press release and further information about Alexion Pharmaceuticals, Inc. can be found at: www.alexionpharma.com.

[ALXN-G]

This news release contains forward-looking statements, including statements related to the Company’s global expansion. Forward-looking statements are subject to factors that may cause Alexion’s results and plans to differ from those expected, including, for example, delays in establishing commercial infrastructure, the possibility that Alexion will not be able to expand the use of Soliris into new markets, and a variety of other risks set forth from time to time in Alexion’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Alexion’s Annual Report on Form 10-K for the year ended December 31, 2009 and in our other filings with the Securities and Exchange Commission. Alexion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof, except when a duty arises under law.